Exhibit 10.3

United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Share Award Grant Agreement

United States Steel Corporation, a Delaware Corporation (herein called the “Corporation”), grants to the employee of the employing company identified below (the “Participant”) a Performance Share Award representing the right to receive a specified number of shares of the common stock of the Corporation (“Shares”) set forth below, which right, if payable, shall be paid in Shares:

Name of Participant:	PARTICIPANT NAME

Name of Employing Company	(the company recognized by the Corporation
on Date Hereof:	as employing the Participant)

Target Number of Shares
Subject to Award:	# SHARES

Maximum Number of Shares
Subject to Award:	(Two times the Number of Shares Subject to the Award)

Performance Period:	January 1, 2018 through December 31, 2020

Performance Goals:	(See Exhibit A, attached)

Date of Grant:	GRANT DATE

By accepting this Award in any manner and within the time period prescribed by the Corporation, the Participant agrees that (1) this Performance Share Award is granted under and governed by the terms and conditions of the Corporation’s 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”), and the Terms and Conditions contained herein including the Performance Goals set forth in Exhibit A attached hereto and the special provisions for the Participant’s country of residence, if any, attached hereto as Exhibit B (collectively, the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.    Grant of Performance Share Award: The Performance Period for purposes of determining whether the Performance Goals have been met shall be the three-year Performance Period specified herein. The Performance Goals for purposes of determining whether, and the extent to which, the Performance Share Award is earned and payable are set forth in Exhibit A to this Agreement. Subject to the provisions of this Agreement, the Performance Share Award shall become payable, if vested, following the Committee’s determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goals have been achieved; provided that the Committee retains no discretion to reduce or increase Performance Share Awards that become payable as a result of performance measured against the Performance Goals.

2.    Payment of Award: If and to the extent the Performance Share Award is vested, earned and payable, the Corporation shall cause a stock certificate to be issued in the Participant’s name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made following the end of the Performance Period and certification by the Committee, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends, except as otherwise provided in Section 11. No dividends or dividend equivalents shall be payable with respect to the Performance Share Award before the Performance Goal has been achieved and the Performance Share Award has been determined to be earned.

3.    Transferability: The Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Share Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Participant shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.

4.    Change in Control: Notwithstanding anything to the contrary stated herein, in the case of a Change in Control of the Corporation, (a) the Performance Period shall automatically end on the business day immediately preceding the closing date of the Change in Control, (b) the actual performance for the abbreviated Performance Period shall be measured against the established Performance Goals, the performance criteria shall be deemed satisfied only to the extent the actual performance was achieved (the “Achieved Performance Share Award”), and the balance of the Performance Share Award, if any, shall be forfeited, and (c) the

TSR Performance Award - February 2018

Achieved Performance Share Award shall remain subject to forfeiture until the third anniversary of the Date of Grant of this Performance Share Award if the Participant’s employment is terminated after the Change in Control but before the third anniversary of the Date of Grant; provided, however, notwithstanding Section 5, (i) if the Participant’s employment is terminated by the Corporation other than for Cause or is terminated voluntarily by the Participant for Good Reason in the case of participants designated as executive management at the time of the Change in Control (“Executive Management”), within 24 months following a Change in Control, then, except as otherwise determined by the Corporation if the Participant is not Executive Management, the Achieved Performance Share Award shall not be forfeited upon such Termination; rather, the Achieved Performance Share Award shall vest immediately upon the termination, (ii) if the Participant’s employment is terminated by reason of death, due to the Participant becoming Disabled, or following attainment of Normal Retirement Age, then the Achieved Performance Share Award shall not be forfeited upon such Termination; rather, the Achieved Performance Share Award shall vest immediately upon such Termination; and (iii) if the Participant’s employment is terminated following attainment of Early Retirement Age, then a prorated portion of the Achieved Performance Share Award will vest, based upon the number of complete months worked during the original Performance Period in relation to the number of whole months in the original Performance Period and the remainder shall be forfeited.

5.    Vesting: To vest in this Performance Share Award, the Participant must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the following:

(a)	In the event of a Termination of the Participant’s employment due to death or becoming Disabled, the Performance Share Award will become vested in accordance with the following Schedule:

Termination	Vested Parentage
During First Year of Performance Period	0%
During Second Year of Performance Period	50%
During Third Year of Performance Period	100%

(b)	The Performance Share Award will immediately vest upon the Participant’s attainment of Normal Retirement Age.

(c)
The Performance Share Award will vest based upon the number of complete months worked by the Participant during the Performance Period, in the event of a Participant’s termination of employment during the Performance Period on or after attainment of Early Retirement Age or under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation.

(d)
The Performance Share Award will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause) prior to the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, such forfeiture being without consideration or without further action required of the Corporation or Employing Company.

6.    Termination of Employment: Notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in the event of the Participant’s Termination of employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant’s rights under this Agreement will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period. For purposes of the Performance Share Award, active employment does not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Performance Share Award.

7.    Adjustments and Recoupment: The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. Consistent with Section 8 of this Agreement, this Award shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan at the time of such Award; notwithstanding the foregoing, this Award shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.

8.    Interpretation and Amendments: This Award and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan. No amendment of this Agreement or the Plan may, without the consent of the Participant, affect the rights of the Participant under this Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Performance Share Award or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Participant’s rights in a materially adverse manner. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

9.    Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable laws, whether U.S. origin or otherwise. No Shares will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.

10.    Acceptance of Award: The Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Corporation.

11.    Taxes/Section 409A: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Performance Share Award, including the grant, vesting, or settlement of the Performance Share Award or the subsequent sale of Shares (“Tax-Related

Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Share Award or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Participant shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon payment of the Performance Share Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon payment of the Performance Share Award. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Share Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Share Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the vesting of the Performance Share Award, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the Performance Share Award is considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

It is the intent that the vesting or the payments of this Performance Share Award shall either qualify for exemption from or comply with the requirements of Section 409A of the Code (“Section 409A”), and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of the Performance Share Award provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of Performance Share Awards provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to a Performance Share Award is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant’s termination if the Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

12.    Nature of the Award: Nothing herein shall be construed as giving Participant any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Participant. Further, by accepting this Performance Share Award, the Participant acknowledges that:

(a)
the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;

(b)
the grant of the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted in the past;

(c)	all decisions with respect to future Performance Award grants, if any, will be at the sole discretion of the Committee;

(d)	the Participant is voluntarily participating in the Plan;

(e)
the Performance Share Award and the Shares subject to the Performance Share Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;

(f)
the Performance Share Award and the Shares subject to the Performance Share Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

(g)	the Performance Share Award and the Shares subject to the Performance Share Award are not intended to replace any pension rights or compensation;

(h)
the grant of the Performance Share Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

(i)	the future value of the Shares underlying the Performance Share Award is unknown, indeterminable and cannot be predicted with certainty;

(j)
no claim or entitlement to compensation or damages arises from forfeiture of the Performance Share Award resulting from termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Performance Share Award to which the

Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)
it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Share Award;

(l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares underlying the Performance Share Award;

(m)	the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

(n)
unless otherwise provided in the Plan or by the Corporation in its discretion, the Performance Share Award and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and

(o)	the following provisions apply only if the Participant is providing services outside the United States:

(i)	the Performance Share Award and Shares underlying the Performance Share Award are not part of normal or expected compensation for any purpose; and
(ii) the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Performance Share Award or 8of any amounts due to the Participant pursuant to the settlement of the Performance Share Award or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy: The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Employing Company and the Corporation hold certain personal information about the Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Performance Share Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Participant acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Participant’s country. The Participant understands that the Corporation may transfer Participant’s Data to the United States, which is not considered by some countries to have data protection laws equivalent to the laws in Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Performance Share Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant further understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service and career with the Employing Company will not be adversely affected. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Performance Share Award or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

14.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

15.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

16.    Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18.    Exhibit B: Notwithstanding any provisions in this Agreement, the Performance Share Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
19.    Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., Performance Share Awards) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

20.    Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Share Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

22.    Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

23.    Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

(a)
“Early Retirement Age” shall mean the Participant’s (1) attainment of age 55 and completion of ten (10) years of service with the Corporation or an Employing Company, or (2) completion of thirty (30) years of service with the Corporation or an Employing Company.

(b)
“Normal Retirement Age” shall mean, with respect only to a Participant who is a U.S. employee and is not a participant in the United States Steel Corporation Supplemental Pension Program, the later of (1) six (6) months following the Date of Grant, or (2) the earlier of (i) attainment of age 65, or (ii) attainment or age 60 and completion of five (5) years of service with the Corporation or an Employing Company.

(c)
“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

EXHIBIT A

Performance Goals for the Performance Period

			Threshold	Target	Maximum
Performance Goal	U. S. Steel’s Annualized TSR Performance Relative to Peer Group Companies
Payment Levels	% of Target Number of Shares Subject to Award	0%	50%	100%	200%

Payout Calculation. Payout shall be based upon the Corporation’s Annualized TSR compared to the Annualized TSR for the companies in the Peer Group using the PERCENTILE function in Microsoft Excel to determine the TSR value at the threshold, target, and maximum award levels.

(a)	Interpolation will be used to determine the payout for the actual awards for performance that correlates to an award between threshold and target or target and maximum award levels.

(b)
In calculating the number of shares to be awarded, the Corporation’s Annualized TSR shall be rounded to the nearest hundredth of a percent, rounding up if the thousandth’s place is 5 or more and truncating if the thousandth’s place is 4 or less. The related payout rate also shall be calculated to the nearest hundredth’s place using the same rounding procedure. Additionally, the calculated number of shares shall be rounded to the nearest whole share, rounding up if the fractional share is 5 tenths or more and truncating the fractional share if it is less than 5 tenths.

Annualized TSR.

(a)	Annualized TSR = ((Final Price + all dividends paid during the relevant Performance Period)/Initial Price)^(1/3)-1.

(b)	Initial Price = the Average Measurement Period Price for the 20 business days prior to the first business day of the calendar year of grant.

(c)
Final Price = the Average Measurement Period Price for the 20 business days ending on the last business day of the third calendar year succeeding the year of grant or, in the event of a Change in Control, the closing price on the business day immediately preceding the closing date of the Change in Control.

(d)	Average Measurement Period Price = the average of the closing stock price for each of the 20 days during a specified 20 business day period.

(e)	Stock prices may be determined using (a) any reputable online stock‑quote service, such as Yahoo! Finance or Bloomberg, or (b) the financial pages of The Wall Street Journal.
Peer Group:
AK Steel Holding Corporation
Allegheny Technologies Inc.
Carpenter Technology Corp.
Cliffs Natural Resources Inc.
Commercial Metals Company
Nucor Corporation
Olympic Steel Inc.
Reliance Steel & Aluminum Co.
Schnitzer Steel Industries, Inc.
Steel Dynamics Inc.
TimkenSteel Corporation
Worthington Industries Inc.

Peer Group Adjustments. At the commencement of the Performance Period, the Committee may determine that specific guidance be considered in connection with possible adjustments to the Peer Group, to include U. S. Steel should the circumstances arise, involved in the calculation of the Corporation’s comparative performance with respect to the Performance Goals during the Performance Period. Any such determination will be in addition to, or will amend if it conflicts with, the following guidelines, which will be used in connection with the calculation:

(a)
If a Peer Group Company becomes bankrupt, the bankrupt company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt Peer Group Company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in chronological order by bankruptcy date with the first to be bankrupt at the bottom.

(b)
If a Peer Group Company is acquired by another company or entity, including through a management buy-out or going-private transaction, the acquired Peer Group Company will be removed from the Peer Group for the entire Performance Period; provided that if the acquired company became bankrupt prior to its acquisition it shall be treated as provided in paragraph (a), above, or if it shall become delisted according to paragraph (e), below, prior to its acquisition it shall be treated as provided in paragraph (e).

(c)
If a Peer Group Company sells, spins-off, or disposes of a portion of its business, the selling Peer Group Company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.

(d)	If a Peer Group Company acquires another company, the acquiring Peer Group Company will remain in the Peer Group for the Performance Period.

(e)
If a Peer Group Company is delisted from either the New York Stock Exchange (NYSE) or the National Association of Securities Dealers Automated Quotations (NASDAQ) such that it is no longer listed on either exchange, such delisted Peer Group Company will remain in the Peer Group positioned at one level below the lowest performing listed company and above the highest ranked bankrupt Peer Group Company. In the case of multiple delistings, the delisted companies will be positioned below the listed and above the bankrupt companies in chronological order by delisting date with the first to be delisted at the bottom of the delisted companies. If a delisted company shall become bankrupt, it shall be treated as provided in paragraph (a), above. If a delisted company shall be later acquired, it shall be treated as a delisted company under this paragraph. If a delisted company shall relist during the Performance Period, it shall remain in its relative delisted position determined under this paragraph.

(f)
If the Corporation’s and/or any Peer Group Company’s stock splits, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies, using the principles set forth in Section 8 of the LTI Plan.

Negative TSR Cap. Payout of the TSR Awards shall be limited based on the Corporation’s Annualized TSR as follows:

Corporation’s 3-Year Annualized TSR	Payout Cap
Target
Threshold
No Payout

EXHIBIT B

Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Share Award Grant Agreement

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern the Performance Share Award granted to the Participant under the Plan if he or she works or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Share Award is granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2018. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the Performance Share Award or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the Performance Share Award is granted, the information contained herein may not be applicable.

CANADA

TERMS AND CONDITIONS

Performance Share Award Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Performance Share Award does not provide any right for the Participant to receive a cash payment in settlement of the Performance Share Award and the Performance Share Award is payable in Shares only.

Securities Law Commitment on Sale of Shares. As a condition of the grant of the Performance Share Award and the issuance of any Shares upon vesting of the Performance Share Award, the Participant undertakes to only sell, trade or otherwise dispose of any Shares issued to the Participant under the Plan in accordance with applicable Canadian securities laws. Under current laws, this means that the Participant will need to sell any Shares issued under the Plan using the services of a broker or dealer that is registered under Canadian provincial or territorial securities legislation. The Participant will not be permitted to sell, trade or otherwise dispose of his or her Shares through the Corporation’s designated U.S. plan broker, Fidelity Investments, unless such sale, trade or disposal can be executed in accordance with applicable securities laws. As legal requirements may be subject to change, Participants are encouraged to seek specific advice about their individual situation before taking any action with respect to Shares issued to them under the Plan.

By accepting this Performance Share Award, the Participant expressly agrees that he or she will consult with a personal legal advisor to address any questions that may arise regarding compliance with this requirement. The Participant understands and agrees that he or she will be liable for any failure to comply with the foregoing provision.

The following provisions will apply if the Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, this Exhibit B and all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de l'accord, cette pièce B, y ainsi que de tous documents, avis donnés et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement aux présentes.

Data Privacy. This provision supplements Section 13 of the Agreement:

The Participant hereby authorizes the Corporation and the Employing Company and their respective representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation and any Subsidiary or affiliate and the Committee to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Corporation and any Subsidiary or affiliate to record such information and to keep such information in the Participant’s employee file.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly Performance Share Awards) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Participant’s responsibility to comply with these reporting obligations, and Participant is encouraged to consult his or own personal tax advisor in this regard.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds €2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Participant will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Participant - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Participant, if any.

Securities Disclaimer. The grant of the Performance Share Award is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Slovak Republic.
UNITED KINGDOM

NOTIFICATIONS

Securities Disclosure. This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Performance Share Award are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.

Taxation. The Performance Share Award is not intended to be qualified for purposes of taxation or National Insurance Contributions applicable in the United Kingdom.

EUROPEAN UNION AND EUROPEAN ECONOMIC AREA

For Participants who reside in the European Union or the European Economic Area, the following provisions replace the Data Privacy provisions in Section 13 of the Agreement.

Data Collected and Purposes of Collection. The Participant understands that the Corporation, acting as controller, as well as the Employing Subsidiary, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process payment of the Performance Share Award (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Corporation (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all Performance Share Awards granted, canceled, vested, unvested or outstanding in Participant’s favor, and where applicable service termination date and reason for termination (e.g., for “Cause” (as defined by Plan) or other than for Cause) (all such personal information is referred to as “Data”). The Data is collected from the Participant, the Employing Subsidiary, and from the Corporation, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to the Agreement to perform their respective obligations thereunder. If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to the Agreement.

Transfers and Retention of Data. The Participant understands that the Employing Subsidiary will transfer Data to the Corporation for purposes of plan administration. The Corporation and the Employing Subsidiary may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Corporation in the future, to assist the Corporation with the implementation, administration and management of the Agreement. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses, a copy of which may be obtained at data protection@sk.uss.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.
The Participant’s Rights in Respect of Data. The Corporation will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to the Participant’s Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have his or her Data erased, under certain circumstances. As from 25 May 2018, and subject to conditions set forth in applicable law, the Participant is entitled to (i) restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Corporation assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to the Agreement or generated by the Participant, in a common machine-readable format. To exercise the Participant’s rights, he or she may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint. The data protection officer may be contacted at data protection@sk.uss.com.